Exhibit 99.1

SGI ANNOUNCES NEW CHIEF OPERATING OFFICER CASSIO CONCEICAO

Tech Industry Veteran Joins Technical Computing Leader

FREMONT, Calif., Jan. 21, 2013 –SGI (NASDAQ:SGI), the trusted leader in technical computing, today announced the appointment of Cassio Conceicao as SGI’s Executive Vice President and Chief Operating Officer, a newly created position in the company. Mr. Conceicao, 49, brings more than 25 years of technology industry experience to his new role, having most recently served as General Manager and Corporate Vice-President, Service Products at Applied Materials, Inc.

“We are excited to have attracted a proven technology executive such as Cassio Conceicao to help drive the continued transformation of SGI,” said Jorge Titinger, SGI President and Chief Executive Officer. “He has extensive experience leading change and improving efficiencies across a range of business disciplines and company lifecycles. We expect him to bring immediate leadership and focus to a variety of critical operational initiatives, including our ongoing efforts to better manage our supply chain, shorten cycle times, and enhance customer responsiveness and satisfaction.”

While at Applied Materials, Mr. Conceicao was responsible for a $2 billion global service organization that he helped to transform from providing equipment maintenance to a broader portfolio of factory optimization services. Prior to Applied Materials, Mr. Conceicao served as the VP of Operations and Engineering at Kinetics Fluid Systems, a manufacturer of gas delivery systems and subassemblies for the semiconductor equipment industry. He earned a Bachelor of Science in Electrical Engineering and a Bachelor of Arts in English Literature, both from Stanford University.

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Contact Information:

John Swenson
SGI Investor Relations
+1-510-933-8370
jswenson@sgi.com

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